UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2013

STRATEGIC INTERNET INVESTMENTS, INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	33-28188	84-1116458
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

24 First Avenue, P.O. Box 918, Kalispell, MT 59903
(Address of principal executive offices)

Registrant's telephone number, including area code: 406-552-1170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities

On September 26, 2013, we negotiated a non-brokered private placement of up to 13,300,000 units of the Company.  Each unit is to be priced at $US 0.15 per unit, resulting in gross proceeds of up to $US 1,999,500.  Each unit will be comprised of one common share of the Company and one half of a share purchase warrant. Each one whole share purchase warrant entitles the holder thereof to purchase one additional common share of the Company at $US 0.20 for a period of one year from the closing of the Private Placement.  The shares will be issued in accordance with Rule 144 of the Securities Exchange Act of 1933.

The Placee, Allewan General Trading Ltd, (“Allewan”) is a newly formed private investment and real estate company registered in Abu Dhabi, UAE and is non-arm’s length to the Company.  Mr. Abbas Salih, president and CEO of SIII is the registered holder of 49% of the common share capital of Allewan.

The private placement is expected to close within 30 days and is subject to completion of due diligence review of SIII by the majority shareholder of Allewan.  The Company cautions investors that as the closing of the private placement is contingent on satisfactory due diligence by Allewan there can be no assurances that the contemplated funding will be successfully closed.

Proceeds of the Private Placement will be used to advance the Company’s current real estate business and for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ “Fred Schultz”
Fred Schultz, Director

Date: September 30, 2013